Filed Pursuant to Rule 433

Registration No. 333-178202

MarMarket-Linked Investments

Monthly Guidebook

February 2013

Merill Lynch

Wealth Management

Investment products provided:

Are Not FDIC Insured

Are Not Bank Guaranteed

May Lose Value

Please see the final page for important information.

ket-Linked Investments

Monthly Guidebook

Feb Investment products provided:

Are Not FDIC Insured

Are Not Bank Guaranteed

May Lose Value

Please see the final page for important information.

february 2013

MERRILL LYNCH MARKET-LINKED INVESTMENTS

Market-Linked Investments are designed to meet specific investment objectives. Market-Linked Investments are unsecured debt securities of the applicable issuer. The return on these investments comes mainly from the performance of the underlying asset or assets to which they are linked. The assets can include equity securities, commodities and currencies or a combination of these assets. Market-Linked Investments can accommodate investors with various types of risk and reward profiles.

This Market-Linked Investments Monthly Guidebook describes certain preliminary terms of the Market-Linked Investments offered during the month. It is not a preliminary prospectus and does not contain all of the material terms of, or risks related to, the Market-Linked Investments offered. You should read the preliminary term sheet for the specific Market-Linked Investment and the accompanying product supplement, prospectus supplement and prospectus (collectively referred to as the “preliminary offering documents”) before investing. The following pages contain hyperlinks to the preliminary offering documents for Market-Linked Investments that we are offering this month. You may also find copies of all the preliminary offering documents for this month’s Market-Linked Investment offerings at: http://wealthmanagement.ml.com/publish/mkt/prospectus/prospectus.htm

FACTORS TO CONSIDER WHEN PURCHASING MARKET-LINKED INVESTMENTS

Market-Linked Investments may not be suitable for all investors. Different Market-Linked Investments have different payout characteristics, risks and rewards. Investors must understand the characteristics, risks and rewards of each Market-Linked Investment as well as those of the underlying asset before making a decision to invest. Prior to investing, investors should carefully read the related prospectus, which contains a detailed explanation of the terms of the specific offering as well as the risks, tax treatment and other relevant information about the investment and the applicable issuer. Additionally, investors should consult their accounting, legal and tax advisors before investing.

Risk considerations

Depending on the features associated with the Market-Linked Investment, risks may include loss of principal and the possibility that investors will own the underlying asset at maturity at a price that is less than the original principal amount invested. Market-Linked Investments may also cap or limit the upside participation in an underlying asset.

Some Market-Linked Investments may not provide interest or coupon payments.

Any payments due on Market-Linked Investments, including Market Downside Protected Market-Linked Investments, are subject to the credit risk of the applicable issuer. If the applicable issuer is unable to make payments on its obligations, you may lose all or substantially all of your investment. You should not invest in the applicable Market-Linked Investment if you are not willing to make an investment in which the payments depend on the creditworthiness of the applicable issuer.

Factors that may affect the value of Market-Linked Investments include, but are not limited to: interest rates, volatility of the underlying asset, liquidity and time remaining until maturity of the investment.

While some Market-Linked Investments may pay interest similar to comparable fixed income securities, they often exhibit very different profit and loss potential. Any yield paid on Market-Linked Investments may be lower than the yield on other debt securities of comparable maturity of the same issuer.

Affiliates of Bank of America Corporation or the issuer may maintain a secondary market; however, they are not obligated to do so. There may be no trading market for any Market-Linked Investment, and you may not be able to sell your Market-Linked Investment prior to maturity.

ACCELERATED RETURN NOTES® (ARNs®)

Accelerated Return Notes® Linked to the S&P MidCap 400® Index

Payment at Maturity For each unit, $10 plus:

- If the Market Measure increases from its starting value, a return over the original offering price equal to 300% of such increase, subject to the Cap

- If the Market Measure decreases from its starting value, a negative return on the original offering price equal to the percentage of such decrease, with up to 100% of principal at risk

Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.

Market Measure S&P MidCap 400® Index (Bloomberg symbol: “MID”)

Cap [10% - 14%] over the original offering price, to be determined on the pricing date

Issuer Swedish Export Credit Corporation (“SEK”)

Term Approximately 14 months

Listing No

Preliminary Offering Documents

http://www.sec.gov/Archives/edgar/data/352960/000119312513024151/d473538dfwp.htm

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

Your investment may result in a loss; there is no guaranteed return of principal.

Your return on the notes, if any, is limited to the return represented by the Cap.

Any payments due on the notes are subject to the credit risk of SEK. If SEK is unable to make payments on its obligations, you may lose all or substantially all of your investment.

You will have no rights of a holder of the securities represented by the Market Measure.

If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents

for complete product disclosure, including related risks and tax disclosure.

ACCELERATED RETURN NOTES® (ARNs®)

Accelerated Return Notes® Linked to the MSCI EAFE Index

Payment at Maturity For each unit, $10 plus:

- If the Market Measure increases from its starting value, a return over the original offering price equal to 300% of such increase, subject to the Cap

- If the Market Measure decreases from its starting value, a negative return on the original offering price equal to the percentage of such decrease, with up to 100% of principal at risk

Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.

Market Measure MSCI EAFE Index (Bloomberg symbol: “MXEA”)

Cap [12% - 16%] over the original offering price, to be determined on the pricing date

Issuer Swedish Export Credit Corporation (“SEK”)

Term Approximately 14 months

Listing No

Preliminary Offering Documents

http://www.sec.gov/Archives/edgar/data/352960/000119312513024142/d473530dfwp.htm

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

Your investment may result in a loss; there is no guaranteed return of principal.

Your return on the notes, if any, is limited to the return represented by the Cap.

Any payments due on the notes are subject to the credit risk of SEK. If SEK is unable to make payments on its obligations, you may lose all or substantially all of your investment.

You will have no rights of a holder of the securities represented by the Market Measure.

Your return on the notes may be affected by factors affecting the international securities markets.

If you attempt to sell the notes prior to maturity, the price you receive may be less than the original offering price.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents

for complete product disclosure, including related risks and tax disclosure.